Exhibit 99.1

News
Contact:
For Immediate Release	Matthew J. Dennis, CFA
July 24, 2003	SM Berger & Co.
6:30 a.m. Eastern Time	(216) 464-6400
matt@smberger.com
www.procyte.com	irinfo@procyte.com

ProCyte Announces Financial Results for the 2003 Second Quarter

Redmond, Wash.—July 24, 2003—ProCyte Corporation (OTCBB: PRCY.OB) today announced financial results for the 2003 second quarter and first half ended June 30, 2003.

Revenues were $2.6 million for the 2003 second quarter, compared with $3.3 million in the second quarter of 2002. The revenue decrease is largely attributable to lower shipments of ProCyte’s patented Copper Peptide compound, which are dependent on customers’ production schedules and can fluctuate widely from quarter to quarter. In addition, product sales to physicians and distributors in the 2003 second quarter were lower than in the prior-year period, reflecting the effects of the soft economy, but were greater than the 2003 first quarter.

Gross margin was 76.5 percent, compared with 66.4 percent in last year’s second quarter, due primarily to the higher ratio of product sales and royalty income versus Copper Peptide compound sales during the quarter. Gross margin is sensitive to revenue mix and will vary period to period as a result. Operating expenses for the 2003 second quarter increased six percent from the 2002 period, reflecting the addition of a Chief Financial Officer and Director of Business Development, increased advertising and legal expenses, and costs related to the market testing and post-production work on the VitalCopper™ Infomercial in 2003, partially offset by lower incentive compensation and sales commissions.

Net income for the second quarter was $269,000, or $0.02 per diluted share, compared with $535,000, or $0.03 per diluted share, last year.

Revenues for the first six months of 2003 were $6.0 million, compared with $6.3 million in 2002’s first half, with the decline primarily due to the decrease in Copper Peptide compound shipments versus last year. Operating expenses for the first half of 2003 increased $795,000 compared with 2002, principally attributable to Infomercial-related expenses of $687,000 reported in the 2003 period and the aforementioned second-quarter items. Net income for the 2003 first half was $136,000, or $0.01 per diluted share, versus net income of $1,024,000, or $0.06 per diluted share, last year.

Our cash position remains strong with balances as of June 30, 2003 of $4.5 million, compared with $4.4 million at March 31, 2003, and $4.6 million at December 31, 2002.

Jack Clifford, President and Chief Executive Officer, said, “We are pleased to return to profitability after absorbing the significant Infomercial-related expenses during the first quarter; nevertheless, we are disappointed to see our string of year-over-year quarterly revenue growth interrupted. Revenues have been impacted by soft demand for cosmetic surgery and other dermatological procedures, which drives traffic at physician offices selling our products. However, by far the primary cause was lower Copper Peptide compound shipments during the second quarter, which are driven by the purchasing patterns of our largest licensing partner. While volatile quarter to quarter, first-half 2003 Copper Peptide compound sales to this largest partner nearly doubled versus the 2002 period; however, this increase was more than offset by lower sales to our remaining licensees.”

“As we have stated in the past, we are less than satisfied with the order levels being generated by these other licensees. For example, in the first half of 2002, one licensee accounted for approximately $900,000 of Copper Peptide compound revenue, versus no contribution this year,” Clifford added. “We are evaluating our alternatives with these other licensees and expect to agree on a course of action by the end of the current year.”

A conference call is scheduled for 4:00 p.m. Eastern Time today to discuss this announcement and answer questions. To participate, please dial 800-294-4202 five to 10 minutes before the call is scheduled to begin. If you are unable to participate in the live call, a replay will be available beginning July 24 and ending at midnight on Monday, July 28, 2003. Please call 888-844-1786 between 8:00 a.m. and 9:00 p.m. Eastern and request Code 140043# for the replay.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte’s products include VitalCopper™ and Neova® Anti-Aging Skin Care agents, Complex Cu3® Post-Procedure Skin Care, GraftCyte® Hair Transplant Care and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive distribution rights for Cutanix Corporation’s Quadrinone® technology in the U.S., Canada and Puerto Rico. Additional information is available by visiting the Company’s website at www.procyte.com.

This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and its latest Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

(Tables Follow)

ProCyte Corporation

Summary Financial Information

(in 000’s except per share amounts)

	Three months ended June 30,		Six months ended June 30,
Statements of Operations Data:	2003	2002	2003	2002
REVENUES
Product sales	$2,313	$2,915	$5,195	$5,669
Licenses, royalties and other	319	348	783	637
Total revenues	2,632	3,263	5,978	6,306

Cost of product sales	619	1,096	1,802	2,023
Gross Profit	2,013	2,167	4,176	4,283

OPERATING EXPENSES
Marketing & selling	814	779	2,213	1,550
General, research & administrative	967	899	1,934	1,802
Total costs and expenses	1,781	1,678	4,147	3,352

OPERATING INCOME	232	489	29	931

Interest & other income	37	46	125	93

Net income before tax	269	535	154	1,024
Provision for income tax	—	—	(18)	—

Net Income	$269	$535	$136	$1,024

Net income per share
Basic	$0.02	$0.03	$0.01	$0.07
Diluted	$0.02	$0.03	$0.01	$0.06

Shares used in per share computation
Basic	15,765	15,705	15,755	15,694
Diluted	16,040	16,061	15,979	16,016

Balance Sheet Data:	June 30, 2003	December 31, 2002
Cash and cash equivalents	$4,482	$4,556
Accounts receivable, net of allowance	1,176	1,328
Inventory	2,103	1,718
Property and equipment, net	1,188	1,286
Intangibles, net	2,895	2,903
Other assets	2,143	2,298
Total Assets	$13,987	$14,089

Total liabilities	$1,995	$2,271
Stockholders’ equity	11,992	11,818
Total Liabilities and Stockholders’ Equity	$13,987	$14,089